Exhibit 99.3
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For Additional Information:

Robert S. McCoy, Jr.
Vice Chairman and Chief Financial Officer, 336-732-5926

Marsha L. Smunt
Investor Relations, 336-732-5788                                  April 16, 2001

                   Wachovia Reports First Quarter Earnings and
                  Postponement of Annual Shareholders' Meeting

         Wachovia Corporation (NYSE: WB) today announced operating earnings of $1.22 per diluted share for the first quarter of 2001 compared with $1.30 per diluted share a year earlier. Wachovia also announced postponement of its shareholders' meeting originally scheduled for April 27, 2001, following today's announcement of the proposed merger with First Union Corporation. The shareholders' meeting will be rescheduled for a later time.
         "This was a steady quarter of performance for Wachovia," said L.M.
Baker Jr., chairman and chief executive officer. "Although the economic slowdown continues, several measures of performance improved, including important progress on credit issues. Results for the quarter were similar to expectations communicated during our Analyst and Institutional Investor Conference on March
28th and 29th. Compared with the fourth quarter, net interest margin yield was stable, nonperforming loans decreased 18 percent, loan losses and expenses were as planned. Looking forward, we are excited about opportunities available through the proposed merger with First Union and believe it is appropriate to postpone our annual meeting until we can provide a full discussion of these opportunities."
         Operating net income in the first quarter was $252.5 million compared with $257.4 million in the fourth quarter of 2000. Reported net income in the first quarter was $242.1 million or $1.17 per diluted share. Operating earnings exclude nonrecurring pretax restructuring charges of $13.2 million. The net yield on interest earning assets was 3.93 percent compared with 3.94 percent in the fourth quarter. Net interest income increased on moderately higher loan volumes.
         The provision for loan losses was $121.5 million for the first quarter, and the ratio of the allowance for loan losses to period-end loans remained 1.50 percent. Nonperforming loans declined $90 million from December 31, 2000, to $410 million at March 31, 2001. Net loan losses of $118.7 million for the first quarter were near the average of the prior two quarters. As a percentage of average loans outstanding, net loan losses were .85 percent for the first quarter 2001 compared with .70 percent in the fourth quarter.
         Wachovia will provide complete financial results, as scheduled, on Wednesday, April 18, 2001. A conference call will be held at 9:30 a.m. (Eastern
Time) on Wednesday and will be available by calling 913-981-5592 or via the Internet at www.wachovia.com/investor/conference.asp. Replays of the conference call will be available from 12:30 p.m. April 18 until midnight April 22 at the same Internet address or by phone (719-457-0820, access code 797962).

         This news release contains forward-looking statements regarding
Wachovia Corporation. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. A discussion of factors that could cause actual results to differ materially from those expressed in the forward-looking statements is included in Wachovia's filings with the Securities and Exchange Commission.
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
Wachovia Corporation                                   First Quarter       Fourth Quarter
Financial Summary                                               2001                 2000
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
Operating net income ($ millions)*                            $252.5               $257.4
Operating earnings per diluted share*                         $1.22                $1.26
Net yield on interest earning assets                          3.93%                3.94%
Provision for loan losses ($ millions)                        $121.5               $117.5
Ratio of allowance for loan losses to period-end loans        1.50%                1.50%
Non-performing loans at period-end ($ millions)               $410.1               $499.9
Reported net income ($ millions)                              $242.1               $244.7
Reported net income per diluted share                         $1.17                $1.20
Average diluted shares (millions)                             207.6                204.4

* excludes nonrecurring charges